                                                                   Exhibit 10(w)

               AMENDMENT NO. 1 TO SEVERANCE COMPENSATION AGREEMENT

     THIS AMENDED AGREEMENT, dated as of January 26, 1994, is between THE UNITED STATES SHOE CORPORATION, an Ohio corporation (the "Company") and NOEL E. HORD (the "Executive").

     The Company and Executive have previously executed the Severance Compensation Agreement dated as of January 24, 1994 (the "Agreement"), and the Board of Directors has determined that it is appropriate to amend such Agreement in certain respects. The Agreement is hereby amended by deleting Section 1 and inserting a new Section 1, as follows:

     1. TERM. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of (i) June 30 of any year after 1995, provided that either party has given at least 60 days prior written notice to the other party of its or his intention to terminate this Agreement under this clause (i); (ii) the termination of the Executive's employment with the Company based on death, Disability (as defined in Section 3(b)), Retirement (as defined in Section 3(c)) or Cause (as defined in Section 3(d)); or by the Executive other than for Good Reason (as defined in Section 3(e)); and (iii) two years from the date of a Change in Control of the Company if the Executive has not terminated his employment for Good Reason as of such time.

     Except as amended above, the Agreement will continue in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        THE UNITED STATES SHOE CORPORATION
ATTEST:

/s/ James J. Crowe                      /s/ K. Brent Somers
- - - - - - -------------------------------         ----------------------------------
James J. Crowe, Secretary               K. Brent Somers
                                        Vice President-Finance


                                        EXECUTIVE

                                        /s/ Noel E. Hord
                                        ----------------------------------
                                        Noel E. Hord

                        SEVERANCE COMPENSATION AGREEMENT


          THIS AGREEMENT, dated as of January 24,1994, is between THE UNITED STATES SHOE CORPORATION, an Ohio corporation (the "Company"), and NOEL E. HORD, whose address is 7600 Foxgate Lane, Cincinnati, Ohio 45243 (the "Executive").

          The Company's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to his assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control of the Company.

          This Agreement sets forth the severance compensation which the Company agrees it will pay to the Executive under one of the circumstances described herein following a Change in Control of the Company (as defined herein).

          1. TERM. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of (i) June 30 of any year after 1993, provided that either party has given at least 60 days' prior written notice to the other party of its or his intention to terminate this Agreement under this clause (i); (ii) the termination of the Executive's employment with the Company based on death, Disability (as defined in Section 3(b)) Retirement (as defined in Section 3(c)) or Cause (as defined in Section 3(d) or by the Executive other than for Good Reason (as defined in Section 3(e)); and (iii) two years from the date of a Change in Control of the Company if the Executive has not terminated his employment for Good Reason as of such time.

          2. CHANGE IN CONTROL. No compensation shall be payable under this Agreement unless and until (a) there shall have been a Change in Control of the Company while the Executive is still an employee of the Company and (b) the Executive either shall be employed by the Company on the date six months following the Change in Control of the Company or the Executive's employment by the Company shall have been terminated in accordance with Section 3. For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if:

     (i) there shall be consummated any consolidation or merger of the Company and, as a result of such consolidation or merger (x) less than 50% of the outstanding common shares and 50% of the voting shares of the surviving or resulting corporation are owned, immediately after such consolidation or merger, by the owners of the Company's common shares immediately prior to such consolidation or merger, or (y) any person (as such term is used in Section 13(d) and 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the surviving or resulting corporation's outstanding common shares, and (z) in each such case, within two years after such consolidation or merger, individuals who were directors of the Company immediately prior to such consolidation or merger cease to

                                   - Page 2 -

constitute a majority of the Board of Directors of the Company or its successor by consolidation or merger, or
     (ii) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of (A) all, or substantially all, of the assets of the Company or (B) all, or substantially all, of the assets of one or more of the Women's Enclosed Mall Apparel Retailing Group, the Footwear Manufacturing, Wholesaling and Retailing Group or the LensCrafters Group (collectively, the "Company Groups"), or

     (iii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of Company, or

     (iv) any person (as such term is used in Sections 13(d) and 14(d) (2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the Company's outstanding common shares, and within two years after such person becomes such beneficial owner, individuals who were directors of the Company immediately prior to the time such person became such beneficial owner, cease to constitute a majority of the Board of Directors of the Company, or

     (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     3. EFFECT OF CHANGE IN CONTROL; DEFINITIONS.

     (a) If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 in accordance with the terms thereof.

     (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six months and within 30 days after written notice of termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executive's duties, the Company may terminate this Agreement for "Disability."

     (c) RETIREMENT. The term "Retirement" , as used in this Agreement, shall mean termination by the Company or the Executive of the Executive's employment based on the Executive having reached age 65 or such other age as shall have been fixed in any arrangement established with the Executive's consent with respect to the Executive.

     (d) CAUSE. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement only, the Company shall have "Cause" to terminate the Executive's employment hereunder only on the basis of fraud, misappropriation or embezzlement on the part of the Executive.

                                   - Page 3 -

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for the Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the second sentence of this Section 3(d) and specifying the particulars thereof in detail.

     (e) GOOD REASON. The Executive may terminate the Executive's employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement, "good Reason" shall mean any of the following (without the Executive's express written consent):

           (i) the assignment to the Executive by the Company of duties inconsistent with the Executive's position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in the Executive's titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to re-elect the Executive to any of the such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Executive's death or by the Executive other than for Good Reason;

           (ii) a reduction by the Company in the Executive's base salary as in effect on the date hereof;

           (iii) any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company's retirement plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Executive is participating at the time of a Change in Control of the Company (or any other plans providing the Executive with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company;

           (iv) any failure by the Company to continue the Executive's eligibility to participate in annual executive bonus' arrangements in which the Executive is participating at the time of a Change in Control of the Company (or any plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as "Incentive Plans") or the taking of any action by the Company which would significantly reduce the Executive's opportunity to earn incentive compensation which is related to performance results as compared to performance expectations periodically determined by the Company;

                                   - Page 4 -

           (v) a relocation of the Company's principal executive offices to a location outside Cincinnati, Ohio, or the Executive's relocation to any place other than the location at which the Executive performed the Executive's duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the time of a Change in Control of the Company;

           (vi) any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;

           (vii) any material breach by the Company of any provisions of this Agreement;

           (viii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

           (ix) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(f), and for purposes of this Agreement, no such purported termination shall be effective.

     (f) NOTICE OF TERMINATION. Any termination by the Company or by the Executive shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company or by the Executive shall be effective without such Notice of Termination.

     (g) DATE OF TERMINATION.  "Date of Termination" shall mean:

           (i) if this Agreement is terminated by the Company for Disability 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period), or

           (ii) if the Executive's employment is terminated by the Company for any other reason or if the Executive shall terminate his employment, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving notice notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

                                   - Page 5 -

     4.  COMPENSATION UNDER THIS AGREEMENT.

     (a) If the Executive's employment is terminated under the below enumerated conditions or if the Executive is employed by the Company on or after six months following a Change in Control, the Company shall pay to the Executive the following amounts:

           (i) TERMINATION OF THE EXECUTIVE'S EMPLOYMENT BEFORE THE EXPIRATION OF SIX MONTHS FOLLOWING A CHANGE IN CONTROL. If the Executive's employment is terminated, other than by reason of the Executive's death, before the expiration of the date six months after a Change in Control and such termination is by the Company, other than pursuant to Section 3(b), 3(c), or 3(d), or by the Executive for Good Reason, then the Company shall pay to the Executive (1) the full base salary to which the Executive is entitled through the Date of Termination, (2) credit for unused vacation, (3) a lump-sum payment equal to the greater of Executive's annual base salary on the date hereof or on the Date of Termination, and (4) severance pay in an amount equal to the excess over $100 of three times the average of the aggregate annual compensation paid to the Executive by the Company and any subsidiary which is a member of its "affiliated group" (as defined in Sections 1504 and 280(d) (5) of the Internal Revenue Code of 1986, as amended (the "Code")) during the Executive's five taxable years preceding the Change in Control of the Company (or such portion of such five-year period during which the Executive was employed by the Company or such member of its affiliated group), reduced by the amount of the lump-sum payment made to the Executive pursuant to Section 4(a)(i)(3).

           (ii) COMPENSATION ON OR AFTER THE EXPIRATION OF SIX MONTHS FOLLOWING A CHANGE IN CONTROL. If the Executive is employed by the Company on the date six months following a Change in Control, then the Company shall pay to the Executive a lump-sum payment equal to the greater of Executive's annual base salary on the date hereof or on the date six months following a Change in Control; provided, however, that (A) if the Executive is a member of the corporate staff (rather than assigned to one of the Company Groups) at the time of such Change in Control, the Executive shall not be entitled to such payment if the Change In Control is described in Section 2(ii) (B) and, immediately after such Change in Control, the Company continues to own substantially all of the assets of two of the Company Groups, or (B) if the Executive is assigned to one of the Company Groups at the time of such Change in Control, the Executive shall not be entitled to such payment if the Change in Control is described in Section 2(ii) (B) and, immediately after such Change in Control, the Company continues to own substantially all of the assets of the Company Group to which the Executive is assigned. In addition, without regard to whether the Executive is entitled to payment under the preceding sentence, if the Executive's employment is thereafter terminated during the term of this Agreement, other than by reason of the Executive's death, and such termination is

                                   - Page 6 -

     by the Company, other than pursuant to Section 3(b), 3(c), or 3(d), or by the Executive for Good Reason, then the Company shall pay to the Executive (1) the full base salary to which the Executive is entitled through the Date of Termination, (2) credit for unused vacation, and (3) a lump-sum payment equal to the greater of Executive's annual base salary on the date hereof or on the Date of Termination, and (4) severance pay in an amount equal to the excess of $100 of three times the average of the aggregate annual compensation paid to the Executive by the Company and any subsidiary which is a member of its affiliated group during the Executive's five taxable years preceding the Change in Control of the Company (or such portion of such five-year period during which the Executive was employed by the Company or such member of its affiliated group.) The amount payable under Section 4(a)(ii)(4) shall be reduced by any payment made under the first sentence of this Section 4(a)(ii), or under Section 4(a)(ii)(3).

     (b) The severance payments described in Sections 4(a)(i)(4) and 4(a)(ii)(4) are subject to the following limitations:

           (i) If there are fewer than 24 whole or partial months remaining from the Date of Termination to the date on which the Executive attains age 65, the severance pay to which the Executive is entitled shall be reduced to a lesser sum determined by multiplying the amount otherwise due by a fraction, the numerator of which is the number of whole or partial months remaining from the Date of Termination to the date on which the Executive attains his 65th birthday and the denominator of which is 24.

           (ii) If the severance pay, after the adjustment described in Section 4(b)(i), either alone or together with the other payments which the Executive has the right to receive from any source, would constitute "excess parachute payments" (as defined in Section 280G of the Code), such severance pay shall be reduced to the largest amount as will result in no portion of the severance pay being subject to the excise tax imposed by
     Section 4999 of the Code. If the Company and the Executive cannot agree on the reduction, if any, in the severance pay pursuant to the foregoing provision, the determination of the amount of such reduction shall be made by tax counsel selected by the Company's independent auditors and acceptable to the Executive, and such determination shall be conclusive and binding on the parties.

     (c) The amounts described in Sections 4(a)(i) and 4(a)(ii) shall be paid as follows:

           (i) The amounts specified in Sections 4(a)(i)(1), (2) and (3), as well as Sections 4(a)(ii)(1), (2) and (3) shall be paid in cash in a lump sum on the fifth business day following the Date of Termination. The amount specified in the first sentence of Section 4(a)(ii) shall be paid in cash in a lump sum on the fifth business day following the date on which the Executive has been employed by the Company for six months

                                   - Page 7 -

     following the Change in Control. The amounts described in Section 4(a)(i)(4) and Section 4(a)(ii)(4) shall be paid in 52 equal bi-weekly installments corresponding to the Company's normal pay periods, commencing with the first bi-weekly pay period following the Date of Termination; provided, however, that to the extent, if any, the Executive receives compensation from other employment during the period the Executive is receiving payments under Section 4(a)(i)(4) or 4(a)(ii)(4), the bi-weekly installment payments to be made by the Company shall be correspondingly reduced, but in no event shall the Executive be required to repay to the Company any amounts already paid to him by the Company. The Executive, upon obtaining employment during the period he is receiving such payments, promptly shall notify the Company of the amount of compensation received or to be received from such employment and of any changes therein, and shall, from time to time, but not more often than quarterly, provide to the Company such records and other information as the Company may reasonable request to verify the amount of such compensation. Notwithstanding the foregoing, the Executive shall have no obligation to seek other employment or take any other action in order to mitigate damages or the amount of any payment provided for under this Agreement.

     (d) Any payments required under this Section 4 shall be paid net of applicable federal, state and local tax withholding.

     (e) The Company shall maintain in full force and effect, for the continued benefit of the Executive until the earlier of:

           (i)  two years after the Date of Termination, or

           (ii) commencement of full-time employment by the Executive with a new employer, all life insurance, medical, health and accident, and disability plans, programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that continued participation by the Executive is possible under the general terms and provisions of such plans and programs. In the event that participation in any such plan or program is barred, the Company shall arrange to provide to the Executive benefits substantially similar to those which the Executive is entitled to receive under such plans and programs.

     5. NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under the Company's Economic Bridge Policy or any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

     6.    SUCCESSOR TO THE COMPANY.

     (a)  The Company will require any successor or assign (whether direct or

                                   - Page 8 -

indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if not such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in Sections 3, 4, 11 and 12 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof.

     (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     7. NOTICES. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, as follows:

         If to the Company:

         The United States Shoe Corporation
         One Eastwood Drive
         Cincinnati, Ohio 45227
         Attn:  Chairman and Chief Executive Officer

         If to the Executive:

         Mr. Noel E. Hord
         7600 Foxgate Lane
         Cincinnati, Ohio 45243

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                                   - Page 9 -

     8. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representatives, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     9. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11. LEGAL FEES AND EXPENSES. The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company's contesting the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement.

     12. CONFIDENTIALITY. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        THE UNITED STATES SHOE CORPORATION
ATTEST:

/s/ Thomas L. Buehler                   /s/ K. Brent Somers
- - - - - - ----------------------------            ----------------------------------
               Asst. Secy.                          Vice President


                                        EXECUTIVE


                                        /s/ Noel. E. Hord
                                        ----------------------------------
                                        Noel E. Hord